Exhibit 10.3

EXECUTION COPY

INVESTMENT AGREEMENT

between

SANTANDER CONSUMER USA INC.

and

DUNDON DFS LLC

for the purchase and sale

of shares of capital stock in

SANTANDER CONSUMER USA INC.

Dated as of October 20, 2011

TABLE OF CONTENTS

Page

Exhibits

Exhibit A	Form of Post-Closing Articles of Incorporation of the Company

Exhibit B	Form of Post-Closing Bylaws of the Company

Exhibit C	Banco Santander Financing Documents

Exhibit D	Form of Amended Employment Agreement

Exhibit E	Form of Amended Loan Agreement

Exhibit F	Form of New Investor Investment Agreement

Exhibit G	Form of Indemnification Agreement

Exhibit H	Terms of Management Equity Plan

Exhibit I	Form of Shareholders Agreement

Exhibit J	Form of State Tax Sharing Agreement

Exhibit K	Form of Trademark License Agreement

Schedules

Schedule A	Accounting Principles

INVESTMENT AGREEMENT (this “Agreement”) dated as of October 20, 2011, between SANTANDER CONSUMER USA INC., an Illinois corporation (the “Company”), and DUNDON DFS LLC, a Delaware limited liability company (the “Acquirer”).

WHEREAS, the Company desires to increase its outstanding capital by issuing to the Acquirer, and the Acquirer desires to purchase and acquire from the Company, pursuant to the terms and conditions set forth in this Agreement, shares of common stock, no par value (“Company Common Stock”), of the Company.

WHEREAS, the Company is, concurrently with the execution and delivery of this Agreement, also entering into the New Investor Investment Agreement to issue and sell shares of Company Common Stock to the purchaser thereunder.

WHEREAS, in connection with the capital increase contemplated hereby and as referenced herein, it is the intention of the Company and the shareholders of the Company that the shareholders will jointly manage the Company and will share control over it, all of the foregoing subject to the terms and conditions of this Agreement, the Shareholders Agreement and the Company’s articles of incorporation and bylaws.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Purchase and Sale; Closing; Waiver of Preemptive Rights

SECTION 1.01. Purchase and Sale of the Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 1.02), the Company shall issue, sell and deliver to the Acquirer, and the Acquirer shall purchase and acquire from the Company, an aggregate number of shares of Company Common Stock (the “Acquired Shares”), that would represent, together with the Acquirer’s existing shares of stock, 10.0% of the total number of issued and outstanding shares of Company Common Stock as of the Closing Date (as defined in Section 1.02), after giving effect to the issuance and sale of the Acquired Shares and the shares of Company Common Stock to be issued and sold pursuant to the New Investor Investment Agreement, for an aggregate purchase price of $158.2 million (the “Purchase Price”), payable as set forth below in Section 1.02. The purchase and sale of the Acquired Shares is referred to in this Agreement as the “Acquisition”.

SECTION 1.02. Closing Date. The closing of the Acquisition (the “Closing”) shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, at 10:00 a.m. on the second Business Day following the satisfaction (or, to the extent permitted, the waiver) of the conditions set forth in Article V (other than those conditions which by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, time and date as shall be agreed between the Company and the Acquirer. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03. Transactions To Be Effected at the Closing. At the Closing:

(a) the Company shall deliver to the Acquirer one or more stock certificates representing the Acquired Shares;

(b) the Acquirer shall deliver to the Company payment, by wire transfer of immediately available funds in an amount equal to the Purchase Price to a bank account (which account has been designated in writing by the Company at least one Business Day prior to the Closing Date); and

(c) the articles of incorporation of the Company and the bylaws of the Company, amended to read in the form of Exhibit A hereto and Exhibit B hereto, respectively, shall become effective.

SECTION 1.04. Waiver of Preemptive Rights. The Acquirer hereby irrevocably waives any preemptive or preferential rights it may have to purchase shares of any class of stock of the Company arising under (a) any applicable Law (as defined in Section 2.05), including, without limitation, the Illinois Business Corporation Act of 1983, as amended (the “IBCA”), (b) any contract, agreement or understanding or (c) the Company Charter (as defined in Section 2.01), which, in the case of any such rights arising under clause (a), (b) or (c), would be exercisable as a result of the issuances, purchases and sales of shares of common stock, no par value, of the Company contemplated by this Agreement and the New Investor Investment Agreement; provided, however, that, for the avoidance of doubt, such waiver is only being granted with respect to such issuances, purchases and sales and not with respect to any other issuances, purchases or sales of the shares of any class of stock of the Company.

ARTICLE II

Representations and Warranties

Relating to the Company and the Acquired Shares

Except as set forth in the Company Disclosure Letter, the Company hereby represents and warrants to the Acquirer as follows:

SECTION 2.01. Organization, Standing and Power. Each of the Company and its Subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means a material adverse effect on (i) the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, (ii) the ability of the Company to perform its obligations under this Agreement, (iii) the ability of the Company to consummate the Acquisition and the other transactions contemplated hereby. The Company has made available to the Acquirer true and complete copies of the articles of incorporation of the Company as amended to the date of this Agreement (as so amended, the “Company Charter”) and the bylaws of the Company as amended to the date of this Agreement (as so amended, the “Company Bylaws”). The Company has made available to the Acquirer a true, complete and correct list of all of the Company Subsidiaries as of the date of this Agreement. Except for the Company Subsidiaries, the Company does not own beneficially or of record, directly or indirectly, more than 5.0% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture. The Company owns, directly or indirectly through wholly-owned Company Subsidiaries, all of its interests in each Company Subsidiary free and clear of any and all Liens (as defined in Section 2.05).

SECTION 2.02. Capital Stock of the Company and the Company Subsidiaries. (a) The authorized capital stock of the Company consists of 93,000,000 shares of Company Common Stock and 13,000,000 shares of preferred stock, par value $1.00 per share (“Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”). At the close of business on October 20, 2011, (i) 92,173,913 shares of Company Common Stock and no shares of Company Preferred Stock were issued and outstanding and (ii) no shares of Company Common Stock were held by the Company in its treasury. Except as set forth in this Section 2.02(a), there are no shares of capital stock of, or other equity securities of, or any securities convertible into or exchangeable or exercisable for shares of capital stock in, or other equity securities in, the Company issued, reserved or authorized for issuance. Section 2.02(a)(ii) of the Company Disclosure Letter sets forth for each Company Subsidiary the amount of its authorized capital stock, the amount of its outstanding capital stock and the record and beneficial owners of its outstanding capital stock and other equity interests therein. Except as set forth in Section 2.02(a)(ii) of the Company Disclosure Letter, there are no shares of capital stock of, or other equity securities of, any Company Subsidiary issued, reserved for issuance or outstanding.

(b) All of the issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and, other than any shares of Company Common Stock held by the Acquirer, free of preemptive rights (except such as have been duly waived pursuant to written waivers previously provided to the Acquirer) and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the IBCA, the Company Charter or the Company Bylaws or any Contract (as defined in Section 2.05) to which the Company is a party or otherwise bound. None of the outstanding shares of Company Capital Stock or other securities of the Company or any of the Company Subsidiaries was issued, sold or offered by the Company or any

Company Subsidiary in violation of the Securities Act (as defined in Section 2.05) or the securities or blue sky laws of any state or jurisdiction, or any applicable securities laws in the relevant jurisdictions outside of the United States. All the outstanding shares of capital stock of each Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). There are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company Common Stock. There are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary.

SECTION 2.03. Authority; Execution and Delivery; Enforceability. The Company has full power and authority to execute this Agreement and to consummate the Acquisition and the other transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Acquisition and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Acquirer, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws (as defined in Section 2.05) of general applicability relating to or affecting creditors’ rights and to general equity principles, whether considered in a proceeding at law or in equity.

SECTION 2.04. Issuance of Acquired Shares. As of the Closing Date, and upon the completion of the actions to be taken at the Closing, the Acquired Shares (i) will be duly authorized by all necessary corporate action on the part of the Company, (ii) will be validly issued, fully paid and nonassessable and (iii) will not be subject to preemptive rights or restrictions on transfer (other than preemptive rights and restrictions on transfer under this Agreement, the Shareholders Agreement, the IBCA, the Company Charter and the Company Bylaws and under applicable state and federal securities laws).

SECTION 2.05. No Conflicts; Consents. The execution and delivery by the Company of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under any provision of (A) the Company Charter or the Company Bylaws or (B) (1) any loan or credit agreement, license, contract, lease, sublease, indenture, note, debenture, bond, mortgage or deed of trust or other legally binding agreement, arrangement or understanding (each, a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, or (2) any Federal, national, state, provincial, local or foreign statute, law (including common law), ordinance, rule or regulation of any Governmental Authority (as defined below) (each, a “Law”) or any judgment, order or decree of any Governmental Authority (each, a “Judgment”), in each case, applicable to the Company or any Company Subsidiary or any of their respective properties or assets, other than, in the case of such clause (B) above, any such conflicts, violations, breaches, defaults, rights, losses or pledges, liens, charges, mortgages, encumbrances or security interests of any kind or nature (collectively, “Liens”) or Judgments that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Other than in connection or in compliance with the provisions of the Securities Act of 1933, as amended (the “Securities Act”) and the securities or blue sky laws of the various states or the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), no notice to, registration, declaration or filing with, review by, or authorization, consent, order, waiver, authorization or approval of, any governmental or regulatory (including any stock exchange) authorities, agencies, courts, commissions or other entities, whether Federal, national, state, provincial, local or foreign, or applicable self-regulatory organizations (each, a “Governmental Authority”) is necessary for the consummation by the Company of the transactions contemplated by this Agreement.

SECTION 2.06. Private Offering. None of the Company, the Company Subsidiaries, their Affiliates and their Representatives have issued, sold or offered any security of the Company to any person under circumstances that would cause the sale of the Acquired Shares, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act. None of the Company, the Company Subsidiaries, their Affiliates and their Representatives will offer the Acquired Shares or any part thereof or any similar securities for issuance or sale to, or solicit any offer to acquire any of the same from, anyone so as to make the issuance and sale of the Acquired Shares subject to the registration requirements of Section 5 of the Securities Act. Assuming the representations of the Acquirer contained in Section 3.05 are true and correct, the sale and delivery of the Acquired Shares hereunder are exempt from the registration and prospectus delivery requirements of the Securities Act.

ARTICLE III

Representations and Warranties of the Acquirer

The Acquirer hereby represents and warrants to the Company as follows:

SECTION 3.01. Organization, Standing and Power. The Acquirer is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of the Acquirer to perform its obligations under this Agreement or on the ability of the Acquirer to consummate the Acquisition and the other transactions contemplated hereby (an “Acquirer Material Adverse Effect”).

SECTION 3.02. Authority; Execution and Delivery; and Enforceability. The Acquirer has full power and authority to execute this Agreement and to consummate the Acquisition and the other transactions contemplated hereby. The execution and delivery by the Acquirer of this Agreement and the consummation by the Acquirer of the Acquisition and the other transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Acquirer and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Acquirer, enforceable against the Acquirer in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, whether considered in a proceeding at law or in equity.

SECTION 3.03. No Conflicts; Consents. The execution and delivery by the Acquirer of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Acquirer or any of its Subsidiaries under any provision of (A) the certificate of formation or limited liability company agreement of the Acquirer or (B) (1) any Contract to which the Acquirer or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, or (2) any Law or any Judgment, in each case, applicable to the Acquirer or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of such clause (B) above, any such conflicts, violations, breaches, defaults, rights, losses or Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have an Acquirer Material Adverse Effect. Other than in connection or in compliance with the provisions of the Securities Act and the securities or blue sky laws of the various states or the HSR Act, no notice to, registration, declaration or filing with, review by, or authorization, consent, order, waiver, authorization or approval of, any Governmental Authority is necessary for the consummation by the Acquirer of the transactions contemplated by this Agreement.

SECTION 3.04. Litigation. There is no claim, suit, action arbitration, complaint, charge, investigation or proceeding pending or, to the Acquirer’s knowledge, threatened against the Acquirer or any of its Subsidiaries or Thomas G. Dundon that, individually or in the aggregate, has had or would reasonably be expected to have an Acquirer Material Adverse Effect, nor is there any Judgment outstanding against the Acquirer or any of its Subsidiaries or Thomas G. Dundon that has had or would reasonably be expected to have an Acquirer Material Adverse Effect.

SECTION 3.05. Securities Act. The Acquirer acknowledges that the Acquired Shares have not been registered under the Securities Act or under any state securities laws. The Acquirer (i) is acquiring the Acquired Shares pursuant to an exemption from registration under the Securities Act solely for investment with no present intention or view to distribute any of the Acquired Shares to any person in violation of the Securities Act, (ii) will not sell or otherwise dispose of any of the Acquired Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Acquired Shares and of making an informed investment decision, and has conducted an independent review and analysis of the business and affairs of the Company that it considers sufficient and reasonable for purposes of its making its investment in the Acquired Shares, and (iv) is an “accredited investor” (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act).

SECTION 3.06. Availability of Funds. The Acquirer has cash available, existing borrowing facilities or firm financing commitments that, together with the financing to be provided under the Amended Loan Agreement, are sufficient to enable it to consummate the Acquisition. The Acquirer has provided true and correct copies of such commitments to the Company. The financing required to consummate the Acquisition is referred to in this Agreement as the “Financing”. As of the date of this Agreement, the Acquirer does not have any reason to believe that any of the conditions to the Financing (other than the financing contemplated by the Amended Loan Agreement) will not be satisfied or that such Financing will not be available to the Acquirer on a timely basis to consummate the Acquisition.

SECTION 3.07. Brokers and Finders. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Acquirer or its Affiliates that is entitled to any fee or commission from the Company or any Company Subsidiary.

ARTICLE IV

Covenants

SECTION 4.01. Covenants Relating to Conduct of Business. The Company shall not, and shall not permit any Company Subsidiary to, take any action that would, or that would reasonably be expected to, result in any of the conditions to the Acquisition not being satisfied. In addition (and without limiting the generality of the foregoing), except as set forth in Section 4.01 of the Company Disclosure Letter or otherwise expressly permitted or required by the terms of this Agreement, from the date of this Agreement to the Closing, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of the Acquirer:

(a) take any action that would, after the Closing, be a (i) Shareholder Reserved Matter (as defined in the form of the Company’s restated articles of incorporation attached hereto as Exhibit A) or (ii) Board Reserved Matter (as defined in the form of the Company’s bylaws attached hereto as Exhibit B); provided, however, the Company may declare and pay dividends or make other distributions on the Company Common Stock in such amounts as the Company reasonably determines would not cause the Pro Forma Capitalization, as of the Determination Date, to be less than $1,990,000,000; or

(b) authorize, or commit or agree to take, whether in writing or otherwise, any of the foregoing actions.

SECTION 4.02. Reasonable Efforts. (a) On the terms and subject to the conditions of this Agreement, each party shall use its reasonable efforts to cause the Closing to occur, including taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it.

(b) Each of the Company and the Acquirer shall as promptly as practicable, but in no event later than five Business Days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. The Company and the Acquirer shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. The Company and the Acquirer shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request and shall promptly provide any supplemental information requested in connection with the filings made hereunder pursuant to the HSR Act. Any such supplemental information shall be in substantial compliance with the requirements of the HSR Act. Each party shall use its reasonable efforts to obtain any clearance required under the HSR Act for the consummation of the transactions contemplated by this Agreement. Notwithstanding any covenants of the parties set forth herein, none of the parties hereto will be required to take any action requiring, or enter into any settlement, undertaking, condition, consent decree, stipulation or other agreement with any Governmental Authority that requires such party or any of its Subsidiaries or Affiliates to (x) hold separate (in trust or otherwise), divest itself or otherwise rearrange the composition of any assets, businesses or interests of such party or any of its Subsidiaries or Affiliates or imposes any limitations on such person’s freedom of action with respect to future acquisitions of assets or with respect to any existing or future business or activities or on the enjoyment of the full rights of ownership, possession and use of any asset now owned or hereafter acquired by any such person (including any securities of the Company and the voting and other rights related to ownership thereof), (y) agree to any other conditions or requirements or to take any other actions that are adverse or burdensome or would reasonably be expected to adversely affect such person, in order to satisfy any objection of any Governmental Authority or any other person or (z) incur any material financial obligation imposed by any Governmental Authority.

(c) Each party shall use its reasonable efforts (at its own expense) to obtain, and to cooperate in obtaining, all consents from third parties necessary or appropriate to permit the consummation of the Acquisition; provided, however, that the parties shall not be required to pay or commit to pay any amount to (or incur any obligation in favor of) any person from whom any such consent may be required (other than nominal filing or application fees).

SECTION 4.03. Expenses. Subject to, and upon the occurrence of, the Closing, the Company shall pay all reasonable, documented, out-of-pocket fees and expenses of the Acquirer, including all reasonable, documented, out-of-pocket legal, accounting, financial, investment banking and other fees and expenses payable to third parties and incurred in connection with this Agreement, the Shareholders Agreement, the Amended Employment Agreement, the Amended Loan Agreement, the Acquisition and the other transactions contemplated hereby and thereby; provided that the Company shall not pay any such fees and expenses of the Acquirer, in an aggregate amount in excess of $500,000.

SECTION 4.04. Notice of Developments. The Acquirer shall promptly notify the Company of, and furnish the Company any information it may reasonably request with respect to, the occurrence to the Acquirer’s knowledge of any event or condition or the existence to the Acquirer’s knowledge of any fact that would cause any of the conditions to the Company’s obligation to consummate the Acquisition not to be fulfilled.

SECTION 4.05. Further Assurances. From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to Section 4.02), as such other party may reasonably deem necessary or desirable to consummate the Acquisition.

SECTION 4.06. Management Equity Plan. On or before the Closing Date, the Company shall establish a Management Equity Plan.

SECTION 4.07. Use of Proceeds. The Company may use the proceeds of the Acquisition (a) to repay existing indebtedness of the Company, including indebtedness owed to Banco Santander, S.A., or its Affiliates, and (b) for general corporate purposes.

ARTICLE V

Conditions Precedent

SECTION 5.01. Conditions to Each Party’s Obligation. The obligation of the Acquirer to purchase and pay for the Acquired Shares and the obligation of the Company to issue and sell the Acquired Shares to the Acquirer is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(a) Governmental Approvals. The waiting period under the HSR Act shall have expired or been terminated. Other than the State License Approvals, all other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority necessary for the consummation of the Acquisition shall have been obtained or filed or shall have occurred. With respect to the State License Approvals, (i) authorizations, consents, orders, approvals and declarations shall have been obtained from, filings shall have been made with and waiting periods shall have expired in, states (in any combination) in which the Company and the Company Subsidiaries originated Loans in an amount, during the period from January 1, 2011 through the date of this Agreement, at least equal to the Required Origination Amount and (ii) in the case of any consents, orders, approvals and declarations that have not been obtained, filings that have not been made and waiting periods that have not expired, either (x) conditional consents, orders, approvals or declarations or waivers shall have been obtained and shall be in effect, which shall be sufficient to permit the Closing to occur and for the Company and the Company Subsidiaries to conduct their respective businesses as currently contemplated during the 45 day period following the Closing, in each case without the Company or any of its Subsidiaries being in violation of any applicable Law relating to State License Approvals, or (y) the Company or any Company Subsidiary shall have entered into one or more Qualifying Agreements.

(b) No Injunctions or Restraints. No order, decree or ruling issued by any Governmental Authority of competent jurisdiction or other Law preventing the consummation of the Acquisition shall be in effect.

(c) Tax Sharing Agreements. The tax allocation agreements or tax sharing agreements with respect to each of the Company and the Company Subsidiaries shall have been terminated as of the Determination Date, and, upon such termination, such agreements shall be of no further force or effect as to any of the Company and the Company Subsidiaries on and after the Determination Date and there shall be no further liabilities or obligations imposed on any of the Company and the Company Subsidiaries under any such agreements.

(d) Other Agreements. The Company, the Acquirer and each of the other parties thereto, as applicable, shall have entered into the Shareholders Agreement, the Amended Employment Agreement, the Amended Loan Agreement, the State Tax Sharing Agreement, the New Investor Investment Agreement and the Trademark License Agreement.

(e) Concurrent Transactions. (i) All conditions to the issuance and sale of the shares of Company Common Stock pursuant to the New Investor Investment Agreement shall have been satisfied or the fulfillment of any such conditions shall have been waived, and none of the terms thereof which will survive the Closing shall have been amended or modified in any material respect without Acquirer’s prior consent and (ii) such shares of Company Common Stock shall have been, or substantially contemporaneously with the Closing shall be, issued and sold in accordance with the terms of the New Investor Investment Agreement.

SECTION 5.02. Conditions to Obligation of the Acquirer. The obligation of the Acquirer to purchase and pay for the Acquired Shares is subject to the satisfaction (or waiver by the Acquirer) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect set forth therein), as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to a specified date, in which case such representations and warranties shall be true and correct as of such specified date, in each case other than for such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Company by the time of the Closing.

(c) Pro Forma Capitalization. The Company shall have, as of the Determination Date, Tangible Common Equity, after giving effect to the Pro Forma Adjustments (the “Pro Forma Capitalization”), of at least $1,990,000,000. The Tangible Common Equity will be determined by reference to the most recent available month-end balance sheet of the Company, and calculated in accordance with the Accounting Principles (but in no event will the Tangible Common Equity be determined by reference to any balance sheet dated after October 31, 2011) (the date of such balance sheet, the “Determination Date”). Solely for purposes of determining whether this condition is satisfied, the Pro Forma Capitalization will be determined by reference to the Preliminary Pro Forma Capitalization Statement (as defined in the New Investor Investment Agreement).

(d) Banco Santander Financing. Each of the parties thereto shall have, or substantially contemporaneously with the Closing shall, enter into the new committed lines of financing substantially in the forms set forth in Exhibit C and such financing shall be available to the borrower under such facilities.

(e) Waiver of Preemptive Rights. Each of the Company’s shareholders (other than the Acquirer) shall have waived any preemptive rights it may have under applicable Law or the Company Charter that would be applicable to the purchase and sale of the Acquired Shares.

(f) Certificate. The Acquirer shall have received a certificate of the Company, executed on behalf of the Company by a duly authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in paragraphs (a) through (c) above have been fulfilled.

SECTION 5.03. Conditions to Obligation of the Company. The obligation of the Company to issue and sell the Acquired Shares is subject to the satisfaction (or waiver by the Company) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Acquirer in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Acquirer Material Adverse Effect set forth therein), as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to a specified date, in which case such representations and warranties shall be true and correct as of such specified date, in each case other than for such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have an Acquirer Material Adverse Effect.

(b) Performance of Obligations of the Acquirer. The Acquirer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Acquirer by the time of the Closing.

(c) Waiver of Preemptive Rights. Each of the Company’s shareholders shall have waived any preemptive rights it may have under applicable Law or the Company Charter that would be applicable to the purchase and sale of the Acquired Shares.

(d) Certificate. The Company shall have received a certificate of the Acquirer, executed on behalf of the Acquirer by a duly authorized officer of the Acquirer, dated as of the Closing Date, to the effect that the conditions specified in paragraphs (a) through (c) above have been fulfilled.

ARTICLE VI

Termination

SECTION 6.01. Termination. (a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i) by mutual written consent of the Company and the Acquirer;

(ii) by either the Company or the Acquirer in the event of a breach by the other party of any representation or warranty or any breach or default by such other party in the performance by such other party of any covenant or agreement contained in this Agreement, in each case, which breach or default (A) would constitute grounds, either individually or in the aggregate, for the non-breaching party to elect not to consummate the transactions contemplated hereby pursuant to Sections 5.02(a) or (b) or 5.03(a) or (b), as applicable and (B) has not been, or by its terms cannot be, cured within 30 days after written notice of such breach or default, describing such breach or default in reasonable detail, is given by the terminating party to the breaching or defaulting party;

(iii) by the Company or the Acquirer, if the Closing does not occur on or prior to March 31, 2012; or

(iv) by the Company or the Acquirer in the event that any Governmental Authority (including any court of competent jurisdiction) shall have issued an order, decree or injunction or taken any other official action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or denying approval of any application or notice for approval to consummate such transactions, and such order, decree, injunction or other action shall have become final and non-appealable;

provided, however, that the party seeking termination pursuant to clause (ii), (iii) or (iv) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(b) In the event of termination by the Company or the Acquirer pursuant to this Section 6.01, written notice thereof shall forthwith be given to the other and the transactions contemplated by this Agreement shall be terminated, without further action by any party.

SECTION 6.02. Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 6.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of Section 4.03, Section 6.01 and this Section 6.02. Notwithstanding anything to the contrary contained in this Agreement, but subject in all cases to Section 7.13, neither the Acquirer nor the Company shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement; provided, that in no event shall any party hereto be liable for any punitive damages. For purposes of this Agreement, “willful and material breach” means a material breach that is a consequence of an act undertaken by the breaching party with knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

ARTICLE VII

General Provisions

SECTION 7.01. Survival. The representations and warranties contained in this Agreement shall not survive the Closing. Except as otherwise provided herein, all covenants and agreements contained herein, other than those which by their terms are to be performed in whole or in part after the Closing, shall terminate as of the Closing.

SECTION 7.02. No Additional Representations. Except for the representations and warranties of the Company and the Acquirer expressly set forth in this Agreement and the Company Disclosure Letter, none of the Company, the Acquirer or any other person makes any other express or implied representation or warranty on behalf of the Company or the Acquirer, as applicable, with respect to the Company, any Company Subsidiary or the Acquirer, as applicable, the accuracy or completeness of any information regarding the Company and the Company Subsidiaries or the transactions contemplated by this Agreement. Each of the Company and the Acquirer acknowledges that such party has not relied on any representation or warranty from the Company or the Acquirer, as applicable, or any other person in determining to enter into this Agreement, except as expressly set forth in this Agreement and the Company Disclosure Letter.

SECTION 7.03. Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing the Acquirer, on the one hand, or the Company, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other party was or is obligated to comply with or perform

SECTION 7.04. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party without the prior written consent of the other parties hereto. Any attempted assignment in violation of this Section 7.04 shall be void.

SECTION 7.05. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

SECTION 7.06. Attorneys’ Fees. In the event that a dispute arises between the parties in connection with this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and expenses from the non-prevailing party. The payment of such fees and expenses is in addition to any other relief to which such prevailing party may be entitled.

SECTION 7.07. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or other electronic delivery or sent, postage prepaid, by registered, certified or express mail or overnight courier service, as follows:

(i)	if to the Acquirer,

Dundon DFS LLC

5103 Southbrook Drive

Dallas, Texas 75209

Attention: Thomas G. Dundon

Facsimile: (214) 237-3787

with a copy to:

Bell Nunnally & Martin LLP

3232 McKinney Avenue, Suite 1400

Dallas, Texas 75204

Attention: James A. Skochdopole, Esq.

Facsimile: (214) 740-1499; and

(ii)	if to the Company,

Santander Consumer USA Inc.

8585 N. Stemmons Frwy.

Suite 1100-North

Dallas, TX 75247

Attention: Eldridge Burns, Esq.

Facsimile: (972) 755-8382

with copies to:

Banco Santander, S.A.

Ciudad Grupo Santander

Edificio Pinar pl 0

28660 Boadilla del Monte

Madrid, Spain

Attention: Pablo Castilla Reparaz, Corporate Legal Counsel

Facsimile: +34 91 257 01 15

and

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: Joel F. Herold, Esq.

Facsimile: (212) 474-3700

SECTION 7.08. Interpretation; Exhibits and Schedules Definitions. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter set forth in any provision, subprovision, section or subsection of any Schedule shall, unless the context otherwise manifestly requires, be deemed set forth for all purposes of the Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

SECTION 7.09. Certain Definitions. For all purposes hereof:

“Accounting Principles” means the principles set forth in Schedule A hereto relating to the adjustments to the Pro Forma Capitalization as of the Determination Date.

“Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

“Amended Employment Agreement” means the Amended and Restated Employment Agreement, to be dated as of the Closing Date, among the Company, Banco Santander, S.A., Thomas G. Dundon and the Acquirer, substantially in the form of Exhibit D hereto.

“Amended Loan Agreement” means the Amended and Restated Loan Agreement, to be dated as of the Closing Date, between the Acquirer and Banco Santander, S.A., acting through its New York Branch, in substantially the form of Exhibit E hereto.

“Business Day” means any weekday that is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.

“Company Disclosure Letter” means the letter dated as of the date of this Agreement delivered by the Company to the Acquirer.

“including” means including, without limitation.

“Indemnification Agreement” means the Form of Indemnification Agreement, substantially in the form of Exhibit G hereto.

“Management Equity Plan” means a management equity compensation plan with the terms set forth in Exhibit H hereto.

“New Investor Investment Agreement” means the Investment Agreement, dated as of the date hereof, among the Company, Sponsor Auto Finance Holdings Series LP and Santander Holdings USA, Inc., substantially in the form of Exhibit F hereto.

“Permits” means any permits, licenses, franchises, authorizations, orders and approvals issued or granted by a Governmental Authority.

“person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Authority or other entity.

“Pro Forma Adjustments” means adjustments giving effect to (i) the purchase and sale of the Acquired Shares pursuant to this Agreement, (ii) any capital contribution in cash to the Company by Santander Holdings USA, Inc. or any of its Affiliates on or before the Closing Date, (iii) the purchase and sale of shares of Company Common Stock pursuant to the New Investor Investment Agreement, (iv) the payment of any dividends or other distributions by the Company on the Company Common Stock or any other payments to shareholders of the Company in excess amounts payable under contracts in effect as of the date of this Agreement, in each case, after October 31, 2011 and prior to the Closing and (v) any expenses, incurred in connection with the transactions contemplated by this Agreement, paid or payable by the Company (whether incurred by the Company or to be reimbursed by the Company to the Acquirer, Santander Holdings USA, Inc., Banco Santander, S.A. or Sponsor Auto Finance Holdings Series LP) in excess of $1.0 million, excluding (for the avoidance of doubt) from this clause (v) any expenses related to Section 4.04(b) of the New Investor Investment Agreement.

“Qualifying Agreement” means any Contract between the Company or any Company Subsidiary and any of their Affiliates that holds an appropriate Permit, is properly exempt from a requirement to hold such a Permit, or otherwise has the authority to conduct the licensable business without holding such a Permit, which Contract is on commercially reasonable terms and (a) is sufficient to allow the Company to continue to carry on its business substantially as presently conducted (including servicing or collecting any Loans included in any Securitization Transactions or pledged pursuant to any warehouse or other financing facility for which the Company or any Company Subsidiary acts as servicer or collector), (b) provides for, among other things, as applicable, (i) the origination or purchasing of Loans by such Affiliate (which Loans, if the Company or applicable Company Subsidiary had all necessary Permits, would otherwise have been originated or purchased by the Company or a Company Subsidiary), (ii) the servicing or collection of any such Loans by such Affiliate (which Loans, if the Company or applicable Company Subsidiary had all necessary Permits, would otherwise have been serviced or collected by the Company or a Company Subsidiary), and (iii) as applicable, (x) the purchase of any such Loans by the Company or any Company

Subsidiary from such Affiliate after the Company has obtained any required Permits and/or (y) the transfer of servicing or collection on such Loans from the Affiliate to the Company or any Company Subsidiary after the Company has obtained any required Permits, and (c) requires compliance by the parties thereto with applicable Law, including the Federal Fair Debt Collections Practices Act, and any Securitization Transactions or warehouse or other financing facility for which the Company or any Company Subsidiary acts as servicer or collector.

“Representative” means, with respect to any person, the directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives of such person.

“Required Origination Amount” means an amount, in dollars, equal to the product of (a) 0.90 and (b) the total dollar amount of all Loans originated by the Company and the Company Subsidiaries during the period from January 1, 2011 through the date of this Agreement.

“Shareholders Agreement” means the Shareholders Agreement, to be dated as of the Closing Date, among the Company, the Acquirer, Santander Holdings USA, Inc., Thomas G. Dundon, Sponsor Auto Finance Holdings Series LP and Banco Santander, S.A., substantially in the form of Exhibit I hereto.

“State License Approvals” means all authorizations, consents, orders, approvals, declarations, filings and expiration of waiting periods related to state business Permits necessary for the consummation of the Acquisition.

“State Tax Sharing Agreement” means a state tax sharing agreement substantially in the form of Exhibit J hereto, with an appropriate effective date and with appropriate adjustments, including to take into account NOLs and other tax attributes of the Company included as a deferred tax asset in the calculation of the Tangible Common Equity, to be agreed upon by the parties.

“Subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person or by another Subsidiary of such first person.

“Tangible Common Equity” has the meaning assigned to such term in Schedule A.

“Tax” or “Taxes” includes all taxes, charges, fees, levies, or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, profits, estimated, severance, occupation, production, capital gains, capital stock, goods and services, environmental, employment, withholding, stamp, value added, alternative or add-on minimum, sales, transfer, use, license, payroll and franchise taxes or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, whenever created or imposed, and whether of the United

States or elsewhere, and whether imposed by a local, municipal, county, state, foreign, Federal or other government or subdivision or agency thereof, or in connection with any agreement with respect to Taxes, including all interest, penalties, fines, related liabilities, and additions imposed with respect to such amounts.

“Tax Return” means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes, including claims for refund and declarations of estimated Tax.

“Trademark License Agreement” means the Use of Trademark License Agreement, to be dated as of the date of this Agreement, between the Company, Santander Consumer Finance, S.A. and Banco Santander, S.A., substantially in the form of Exhibit K hereto.

SECTION 7.10. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 7.11. Entire Agreement. This Agreement, the Shareholders Agreement, the Amended Loan Agreement and the Amended Employment Agreement along with the Schedules and Exhibits hereto and thereto, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the other agreements and documents referenced in the immediately preceding sentence.

SECTION 7.12. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement (or any portion thereof) so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 7.13. SPECIFIC ENFORCEMENT; NO RECOURSE. (a) THE PARTIES ACKNOWLEDGE AND AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR

INJUNCTIONS TO PREVENT BREACHES OR THREATENED BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS AGREEMENT IN ANY COURT OF COMPETENT JURISDICTION, IN EACH CASE WITHOUT PROOF OF DAMAGES OR OTHERWISE (AND EACH PARTY HEREBY WAIVES ANY REQUIREMENT FOR THE SECURING OR POSTING OF ANY BOND IN CONNECTION WITH SUCH REMEDY), THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY. THE PARTIES AGREE NOT TO ASSERT THAT A REMEDY OF SPECIFIC ENFORCEMENT IS UNENFORCEABLE, INVALID, CONTRARY TO LAW OR INEQUITABLE FOR ANY REASON, NOR TO ASSERT THAT A REMEDY OF MONETARY DAMAGES WOULD PROVIDE AN ADEQUATE REMEDY.

(b) THIS AGREEMENT MAY ONLY BE ENFORCED AGAINST THE NAMED PARTIES HERETO. ALL CLAIMS OR CAUSES OF ACTION THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, MAY BE MADE ONLY AGAINST THE ENTITIES THAT ARE EXPRESSLY IDENTIFIED AS PARTIES HERETO, AND NO PAST, PRESENT OR FUTURE DIRECTOR, OFFICER, EMPLOYEE, INCORPORATOR, MEMBER, MANAGER, PARTNER, SHAREHOLDER, AFFILIATE, AGENT, ATTORNEY OR REPRESENTATIVE OF ANY PARTY HERETO (INCLUDING ANY PERSON NEGOTIATING OR EXECUTING THIS AGREEMENT ON BEHALF OF A PARTY HERETO) SHALL HAVE ANY LIABILITY OR OBLIGATION WITH RESPECT TO THIS AGREEMENT OR WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION, WHETHER IN TORT, CONTRACT OR OTHERWISE, THAT MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

(c) NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THE COMPANY AND THE ACQUIRER AGREE THAT, WHETHER OR NOT THIS AGREEMENT IS TERMINATED, TO THE EXTENT IT HAS INCURRED LOSSES OR DAMAGES IN CONNECTION WITH THIS AGREEMENT, NEITHER THE COMPANY NOR THE ACQUIRER SHALL BE LIABLE FOR ANY SPECIAL, INDIRECT, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT.

SECTION 7.14. CONSENT TO JURISDICTION. EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF (I) THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY, AND (II) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL

BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN NEW YORK WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION 7.14. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN (A) THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY, OR (B) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

SECTION 7.15. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

SECTION 7.16. WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.16.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Company and the Acquirer have duly executed this Agreement as of the date first written above.

SANTANDER CONSUMER USA INC.,

by	/s/ Jason Kulas
Name: Jason Kulas
Title: Chief Financial Officer

DUNDON DFS LLC,

by:	Dundon DFS Partnership LP, its Sole Member

by:	Dundon Management Company, LLC,
its General Partner

by	/s/ Thomas G. Dundon
Name: Thomas G. Dundon
Title:

[Signature Page to Dundon Investment Agreement]

EXHIBIT A

Form of Post-Closing Articles of Incorporation of the Company

A-1

EXHIBIT B

Form of Post-Closing Bylaws of the Company

B-1

EXHIBIT C

Banco Santander Financing Documents

C-1

EXHIBIT D

Form of Amended Employment Agreement

D-1

EXHIBIT E

Form of Amended Loan Agreement

E-1

EXHIBIT F

Form of New Investor Investment Agreement

F-1

EXHIBIT G

Form of Indemnification Agreement

G-1

EXHIBIT H

Terms of Management Equity Plan

H-1

EXHIBIT I

Form of Shareholders Agreement

I-1

EXHIBIT J

Form of State Tax Sharing Agreement

J-1

EXHIBIT K

Form of Trademark License Agreement

K-1

SCHEDULE A

Accounting Principles

1.	The Company’s methods of estimating the Credit Loss Allowance, including the Base Case and Stress Case shall be consistent with the Company’s historical methods.

2.	Tangible Common Equity will be determined without giving effect to any of the following which may occur between July 31, 2011 and the Determination Date:

(i)	any after-tax income or expense resulting from an increase or decrease in the level of the Loss Coverage (expressed as a number of months) in the Organic Pool Allowance. For clarification purposes, the Company’s actual Organic Pool Allowance at July 31, 2011 provided for 15.1 months Loss Coverage. Any increase or decrease in the Loss Coverage (expressed as a number of months) provided by the Organic Pool Allowance recorded on the Company’s balance sheet at the Determination Date above or below 15.1 months will be excluded from the calculation of Tangible Common Equity;

(ii)	any after-tax income resulting from a decrease in the remaining $111 million Acquired Loan Impairment balance at July 31, 2011 previously taken against loans accounted for under ASC 310-30;

(iii)	any after-tax income resulting from a reduction in the nonaccretable discount recorded on Acquired Portfolios accounted for under ASC 310-30 acquired by the Company;

(iv)	any after-tax income resulting from the reduction of any other reserve or liability (excluding litigation loss accruals) except as a result of settlement or expungement of such reserve or liability.

3.	Cash and cash equivalents are recorded at face value.

4.	Bonds are recorded at fair value based on the Company’s practice of using three different valuation sources: (a) internal cash flow projections with respect to principal and interest, (b) quotes from Bloomberg and JPMorgan and (c) indicative prices solicited from market participants.

S-1

5.	No accrual for liabilities arising out of the Acquisition or the other transactions contemplated by this Agreement.

6.	No change to litigation loss accruals as compared to Balance Sheet (as defined in the New Investor Investment Agreement) other than based on changes since Balance Sheet Date (as defined in the New Investor Investment Agreement).

7.	The line item “Payable to Parent” shall be divided into two line items: (a) “Payable to Parent – Tax Sharing Agreement”, which will represent an accrual as of the Determination Date of the Company’s net obligations to SHUSA under the Existing Tax Allocation Agreement; and (b) “Payable to Parent – Other”, which will represent all other payables to SHUSA and Banco Santander.

8.	There will be separate line items for total deferred tax assets and total deferred tax liabilities and the two shall not be netted in computing either line item.

9.	The Company may recognize up to, but no more than, $10 million with respect to anticipated Citi Servicing Performance Fees.

“Acquired Loan Impairment” – means any allowance recorded by the Company for future credit losses on Acquired Portfolios over and above the accretable discount or premium and the nonaccretable discount calculated upon acquisition of the Acquired Portfolios in accordance with ASC 310-30.

“Acquired Portfolios” – means retail installment contracts or securities representing interest in retail installment contracts acquired by the Company or its consolidated Subsidiaries from third party lenders or finance companies. For the avoidance of doubt this excludes contracts originated directly by the Company or acquired from auto dealers or third party sellers in the ordinary course of business.

“ASC 310-30” – means Accounting Standards Codification 310–30.

“Base Case” – means the estimated credit losses for all Organic Loans held by the Company based upon the projected loss curves as determined by the Company’s Decision Science group.

“Credit Loss Allowance” – means the sum of the Organic Pool Allowance and Acquired Loan Impairment. For the avoidance of doubt this is consistent with the credit loss allowance balance presented in Note 3 of the Company’s 2010 audited financial statements.

“Loss Coverage” – means the number of months of estimated net charge-offs that the Organic Pool Allowance will cover as calculated by the Company under the Stress Case scenario, and in a form consistent with Exhibit C of the New Investor Investment Agreement.

S-2

“Organic Loans” – means retail installment contracts or securities representing interests in retail installment contracts originated by the Company or acquired by the Company from auto dealers or third party sellers in the ordinary course of business.

“Organic Pool Allowance”—means the allowance recorded by the Company for future credit losses on Organic Loans. The Organic Pool Allowance excludes any purchase discounts or capitalized costs or fees associated with the acquisition or origination of Organic Loans.

“Stress Case”—means the estimated credit losses for all Organic Loans held by the Company as determined by the application of a stress factor to the expected loss frequency and an adjusted expected auction recovery rate on expected repossessed assets against the Base Case, consistent with the Company’s methodology and application of these factors at July 31, 2011. At July 31, 2011 the Stress Case applied a stress factor of 135% on the base case loss frequency and a 35% auction recovery rate on expected repossessed assets.

“Tangible Common Equity” — means the total common stockholders’ equity of the Company as of the specified date, less goodwill, less intangible assets and omitting other comprehensive income.

S-3